Exhibit 99.1

PRESS RELEASE	AMERICAN RAILCAR INDUSTRIES, INC. 100 Clark Street, St. Charles, Missouri 63301 americanrailcar.com
636.940.6000

FOR RELEASE:	2/24/2017

AMERICAN RAILCAR INDUSTRIES, INC.
REPORTS RESULTS FOR 2016
2016 Highlights

•	Revenue and net earnings of $639.1 million and $72.7 million, or $3.74 per share, respectively

•	Adjusted EBITDA of $188.0 million, or 29.4% of revenue

•	Current liquidity of $378.6 million, including $200.0 million available under revolving credit facility

•	Lease fleet reaches 11,268 vs. prior year of 10,362, with railcar leasing revenue up 13%

•	Railcar services revenue growth of 6% on top of a historically strong year in 2015
St. Charles, MO, February 24, 2017 – American Railcar Industries, Inc. (ARI or the Company) (NASDAQ: ARII) today reported its fourth quarter and full year 2016 financial results. Jeff Hollister, President and CEO of ARI, commented, “As we navigate through this current down cycle, we rely on revenues from our lease fleet and railcar services business to partially offset the softness in the market for new railcars. Given the strategic growth of our railcar leasing segment over the past five years, we are better positioned to weather the current market than we were during the previous downturn as we now have a lease fleet of 11,268 railcars that provide a steady stream of revenues. We remain committed to manufacturing quality hopper and tank railcars and continue to adjust our production rates as needed in an effort to align them with industry demand. In addition, we continue to monitor the FRA directive closely. After actively cooperating with the FRA and expressing our concerns with the Original Directive issued on September 30, 2016, the FRA issued a Revised Directive on November 18, 2016 that both changes and supersedes the Original Directive. While significant uncertainty in the industry still exists in connection with the Revised Directive and its implementation, we continue working with the FRA, our customers and industry groups to comply with the Revised Directive, as it is currently stated.”
Fourth Quarter Revenue Summary
Total consolidated revenues were $167.5 million for the fourth quarter of 2016, a decrease of 36% when compared to $260.9 million for the same period in 2015. This decrease was due to decreased revenues in the manufacturing segment, partially offset by increased revenues in the railcar leasing and railcar services segments.
Manufacturing revenues were $114.9 million for the fourth quarter of 2016, a decrease of 45% compared to the same period in 2015. This decrease was primarily driven by the impact of fewer railcar shipments for direct sale with a higher mix of hopper railcars sold. Given the decrease in both hopper and tank railcar demand and a shift in production to a larger mix of specialty railcars, railcar shipments have decreased while average selling prices have increased.
During the fourth quarter of 2016, ARI shipped 1,005 direct sale railcars and 307 railcars built for the Company's lease fleet, compared to 1,885 direct sale railcars and 45 railcars built for the lease fleet during the same period in 2015. Railcars built for the lease fleet represented 23% of ARI’s railcar shipments during the fourth quarter of 2016 compared to 2% for the same period in 2015. Because revenues and earnings related to leased railcars are recognized over the life of the lease, ARI's quarterly results may vary depending on the mix of lease versus direct sale railcars that the Company ships during a given period.
Manufacturing revenues for the fourth quarter of 2016 exclude $30.8 million of estimated revenues related to a higher volume of specialty railcars built for the Company's lease fleet compared to $5.4 million for the same period in 2015. Estimated revenues related to railcars built for the Company's lease fleet increased due to a higher quantity of railcars built for the lease fleet during the fourth quarter of 2016 compared to the same period in 2015. Such revenues are based on an estimated fair market value of the leased railcars as if they had been sold to a third party, and are not recognized in consolidated revenues as railcar sales. Rather lease revenues are recognized in accordance with the terms of the contract over the life of the lease.

Railcar leasing revenues were $33.5 million for the fourth quarter of 2016, an increase of 2% compared to the $32.7 million for the same period in 2015. The primary reason for the increase in revenue was an increase in the number of railcars on lease, partially offset by a slight decline in weighted average lease rates compared to the same period in 2015. ARI had 11,268 railcars in its lease fleet at the end of 2016 compared to 10,362 railcars in its lease fleet at the end of 2015.
Railcar services revenues for the fourth quarter of 2016 were $19.1 million, an increase of 8% over the $17.7 million for the same period in 2015. The primary reason for the increase in revenue was an increase in customer demand and volume associated with additional capacity resulting from the Company's expansion projects in its repair network that became operational and continued to ramp up in 2016.
Fourth Quarter Earnings Summary
Consolidated earnings from operations were $37.4 million for the fourth quarter of 2016, a decrease of 39% over $61.6 million for the same period in 2015. Consolidated operating margins decreased to 22.3% for the fourth quarter of 2016 compared to 23.6% for the same period in 2015. These decreases were primarily driven by lower earnings from operations in the Company's manufacturing segment.
Manufacturing earnings from operations were $19.5 million for the fourth quarter of 2016, compared to $42.4 million for the same period in 2015. This decrease was due to fewer overall railcar shipments for direct sale, as discussed above, more competitive pricing on both hopper and tank railcars and higher costs associated with the lower production rates at the Company's tank railcar facility. As the Company adjusts its production schedules and output of new tank railcars, it continues to monitor and control overhead spending and employee levels. Estimated profit on railcars built for the Company’s lease fleet was $1.8 million and $3.3 million for the fourth quarter of 2016 and 2015, respectively, and is excluded from manufacturing earnings from operations. Profit on railcars built for the Company's lease fleet is based on an estimated fair market value of revenues as if the railcars had been sold to a third party, less the cost to manufacture. Partially offsetting this decrease was a reduction of the loss contingency established as of September 30, 2016 of $17.0 million to $12.3 million as of December 31, 2016, for a total reduction of expense of $4.7 million, resulting in an increase to earnings per share of $0.17. This reduction in the loss contingency primarily reflects the changes made by the FRA from the Original Directive to the Revised Directive that reduced the number of railcars that are currently required to be inspected and repaired, if necessary.
Railcar leasing earnings from operations were $22.5 million for the fourth quarter of 2016 compared to $22.9 million for the same period in 2015. This decrease was due to a slight decline in weighted average lease rates compared to 2015, partially offset by an increase in the number of railcars on lease.
Railcar services earnings from operations were $2.1 million for the fourth quarter of 2016 compared to $3.3 million for the same period in 2015. This decrease was primarily due to an unfavorable change in the mix of work at our repair facilities during the fourth quarter of 2016, partially offset by an increase in demand and volume, as discussed above.
Selling, general and administrative expenses were $10.5 million for the fourth quarter of 2016 compared to $10.1 million for the same period in 2015. This $0.4 million increase was primarily due to increased incentive compensation expense, partially offset by lower costs for consulting and bad debt expenses.
Net earnings for the fourth quarter of 2016 were $22.3 million, or $1.16 per share, compared to $36.2 million, or $1.82 per share, in the same period of 2015. This decrease was driven primarily by decreased consolidated earnings from operations, partially offset by a reduction in the effective tax rate during the fourth quarter of 2016, resulting in an increase to earnings per share of $0.11.
EBITDA, adjusted to exclude share-based compensation and other income related to short-term investment activity (Adjusted EBITDA), was $51.8 million for the fourth quarter of 2016 compared to $75.8 million for the comparable quarter of 2015. The decrease was primarily driven by decreased earnings from operations as discussed above. A reconciliation of the Company’s net earnings to EBITDA and Adjusted EBITDA (both non-GAAP financial measures) is set forth in the supplemental disclosure attached to this press release.
Full Year 2016 Results
Consolidated revenues for 2016 were $639.1 million compared to $889.3 million in 2015. The Company shipped 3,922 railcars for direct sale and 914 railcars for lease in 2016 compared to 6,270 railcars for direct sale and 2,633 railcars for lease in 2015. Railcars built for the lease fleet represented 19% of ARI's railcar shipments in 2016 compared to 30% in 2015.
Consolidated earnings from operations for 2016 were $130.1 million, a decrease of 43% from $226.7 million in 2015. Consolidated earnings from operations for 2016 and 2015 excluded $9.5 million and $87.7 million, respectively, of profit on railcars built for the lease fleet that is eliminated in consolidation. Consolidated operating margins were 20.4% in 2016 compared to 25.5% in 2015. These decreases were primarily due to fewer overall direct sale shipments, with a higher mix of more hopper railcars in 2016, which generally have lower margins than tank railcars, combined with higher costs associated with the lower volumes of tank railcars. Also contributing to these decreases was the loss contingency recognized during 2016 of $12.3 million related to the Revised Directive, as discussed above, partially offset by increased earnings due to the growth in the railcar lease fleet.
Selling, general and administrative expenses were $32.3 million in 2016 compared to $30.9 million in 2015. This $1.5 million increase was primarily due to increased consulting expenses and higher depreciation, partially offset by lower bad debt and incentive compensation expense.
Net earnings in 2016 were $72.7 million, or $3.74 per share, compared to $133.5 million, or $6.39 per share in 2015 due to decreased earnings from operations and a $0.9 million decrease in earnings from joint ventures as demand for the components our joint ventures produce is primarily tied to the industry's new railcar demand.
Adjusted EBITDA was $188.0 million in 2016, a decrease of 33% from $278.9 million in 2015. The decrease was primarily driven by decreased consolidated earnings from operations, in addition to the decrease in earnings from joint ventures for 2016 compared to 2015.
Cash Flow and Liquidity
The Company’s earnings have contributed to cash flow from operations of $180.5 million in 2016. As of December 31, 2016, ARI had working capital of $239.6 million, including $178.6 million of cash and cash equivalents.
As of December 31, 2016, the Company had $571.0 million of debt outstanding, net of unamortized debt issuance costs of $4.9 million, and borrowing availability of $200.0 million under a revolving loan.
The Company paid dividends totaling $31.0 million during 2016. At the board meeting in February, the Company’s board of directors declared a cash dividend of $0.40 per share of common stock of the Company to shareholders of record as of March 17, 2017 that will be paid on March 24, 2017.
The Company repurchased $28.6 million of shares of our common stock under its stock repurchase program during 2016. Board authorization for approximately $164.0 million remains available for further share repurchases.
Backlog
ARI’s backlog as of December 31, 2016 was 3,813 railcars, with an estimated market value of $350.5 million. Of the total backlog, 1,637 railcars, or 43%, were subject to lease with an estimated market value of $152.2 million.
Conference Call and Webcast
ARI will host a webcast and conference call on Friday, February 24, 2017 at 10:00 am (Eastern Time) to discuss the Company’s fourth quarter 2016 financial results. In conjunction with this press release, ARI has posted a supplemental information presentation to its website. To participate in the webcast, please log-on to ARI’s investor relations page through the ARI website at americanrailcar.com. To participate in the conference call, please dial 877-745-9389. Participants are asked to log-on to the ARI website or dial in to the conference call approximately 10 to 15 minutes prior to the start time. An audio replay of the call will also be available on the Company’s website promptly following the earnings call.
About ARI
ARI is a prominent North American designer and manufacturer of hopper and tank railcars. ARI provides its railcar customers with integrated solutions through a comprehensive set of high quality products and related services. ARI manufactures and sells railcars, custom designed railcar parts, and other industrial products. ARI and its subsidiaries also lease railcars manufactured by the Company to certain markets. In addition, ARI and its subsidiaries provide railcar repair services through its various repair facilities, including mini-shops and mobile units, offering a range of services from full to light repair.
More information about American Railcar Industries, Inc. is available on its website at americanrailcar.com or call the Investor Relations Department, 636.940.6000.

Forward Looking Statement Disclaimer
This press release contains statements relating to the Company's response to governmental directives, expected financial performance, objectives, long-term strategies and/or future business prospects, events and plans that are forward-looking statements. Forward-looking statements represent the Company’s estimates and assumptions only as of the date of this press release. Such statements include, without limitation, statements regarding: various estimates we have made in preparing our financial statements, our plans, and the industry's ability, to address the Federal Railroad Administration (FRA) directive released September 30, 2016 and subsequently revised and superseded on November 18, 2016 (Directive), our plans to manage our own lease fleet and terminate our contractual agreements with ARL, expected future trends relating to our industry, products and markets, the potential impact of regulatory developments, including developments related to the Directive, anticipated customer demand for our products and services, trends relating to our shipments, leasing business, railcar services and revenues, trends related to shipments for direct sale versus lease, our strategic objectives and long-term strategies, our results of operations, financial condition and the sufficiency of our capital resources, our projects to expand our manufacturing flexibility and repair capacity, our capital expenditure plans, short- and long-term liquidity needs, ability to service our current debt obligations and future financing plans, our Stock Repurchase Program, anticipated benefits regarding the growth of our leasing business, the mix of railcars in our lease fleet and our lease fleet financings, anticipated production schedules for our products and the anticipated production schedules of our joint ventures, our backlog, our plans regarding future dividends and the anticipated performance and capital requirements of our joint ventures. These forward-looking statements are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from those anticipated. Investors should not place undue reliance on forward-looking statements, which speak only as of the date they are made and are not guarantees of future performance. The payment of future dividends, if any, and the amount thereof, will be at the discretion of ARI’s board of directors and will depend upon the Company’s operating results, strategic plans, capital requirements, financial condition, provisions of its borrowing arrangements, applicable law and other factors the Company’s board of directors considers relevant. Other potential risks and uncertainties that could adversely affect our business and prospects include without limitation: our prospects in light of the cyclical nature of our business; the health of and prospects for the overall railcar industry; risks relating to our compliance with the Directive, any developments related to the Directive and any costs or loss of revenue related thereto; risks relating to transitioning our management of our railcar leasing business from ARL and managing our lease fleet leading up to and after the ARL Sale; fluctuations in commodity prices, including oil and gas; the risk of being unable to market or remarket railcars for sale or lease at favorable prices or on favorable terms or at all; the impact, costs and expenses of any warranty claims we may be subject to now or in the future; the highly competitive nature of the manufacturing, railcar leasing and railcar services industries; the variable purchase patterns of our railcar customers and the timing of completion, customer acceptance and shipment of orders, as well as the mix of railcars for lease versus direct sale; risks relating to our compliance with, and the overall railcar industry's implementation of, United States and Canadian regulations related to the transportation of flammable liquids by rail; our ability to manage overhead and variations in production rates; our ability to recruit, retain and train qualified personnel; the impact of any economic downturn, adverse market conditions or restricted credit markets; our reliance upon a small number of customers that represent a large percentage of our revenues and backlog; fluctuations in the costs of raw materials, including steel and railcar components, and delays in the delivery of such raw materials and components; fluctuations in the supply of components and raw materials we use in railcar manufacturing; the ongoing risks related to our relationship with Mr. Carl Icahn, our principal beneficial stockholder through Icahn Enterprises L.P. (IELP), and certain of his affiliates; the risks associated with ongoing compliance with environmental, health, safety, and regulatory laws and regulations, which may be subject to change; the impact, costs and expenses of any litigation we may be subject to now or in the future; the sufficiency of our liquidity and capital resources, including long-term capital needs to support the growth of our lease fleet; the impact of repurchases pursuant to our Stock Repurchase Program on our current liquidity and the ownership percentage of our principal beneficial stockholder through IELP, Mr. Carl Icahn; the risks associated with our current joint ventures and anticipated capital needs of, and production capabilities at our joint ventures; the conversion of our railcar backlog into revenues equal to our reported estimated backlog value; the risks and impact associated with any potential joint ventures, acquisitions, strategic opportunities or new business endeavors; the integration with other systems and ongoing management of our new enterprise resource planning system; the risks related to our and our subsidiaries' indebtedness and compliance with covenants contained in our and our subsidiaries' financing arrangements and the additional risk factors described in ARI’s filings with the Securities and Exchange Commission. The Company expressly disclaims any duty to provide updates to any forward-looking statements made in this press release, whether as a result of new information, future events or otherwise.

AMERICAN RAILCAR INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except share and per share amounts)

	December 31, 2016	December 31, 2015
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$178,571	$298,064
Restricted cash	16,714	16,917
Short-term investments—available for sale securities	8,958	—
Accounts receivable, net	39,727	29,018
Accounts receivable, due from related parties	4,790	9,401
Inventories, net	75,028	96,965
Prepaid expenses and other current assets	8,623	7,116
Total current assets	332,411	457,481
Property, plant and equipment, net	177,051	176,311
Railcars on leases, net	908,010	848,717
Goodwill	7,169	7,169
Investment in and loans to joint ventures	26,332	27,397
Other assets	5,277	7,999
Total assets	$1,456,250	$1,525,074
Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	29,314	36,080
Accounts payable, due to related parties	3,252	4,477
Accrued expenses, including loss contingency of $10,127 and $0 at December 31, 2016 and 2015, respectively	15,411	5,880
Accrued income taxes payable	7,660	464
Accrued compensation	11,628	11,459
Short-term debt, including current portion of long-term debt	25,588	125,784
Total current liabilities	92,853	184,144
Long-term debt, net of unamortized debt issuance costs of $4,863 and $5,081 as of December 31, 2016 and 2015, respectively	545,392	570,756
Deferred tax liability, net	252,943	222,338
Pension and post-retirement liabilities	8,648	8,484
Other liabilities, including loss contingency of $2,161 and $0 at December 31, 2016 and 2015, respectively	6,144	3,055
Total liabilities	905,980	988,777
Stockholders' equity:
Common stock, $0.01 par value, 50,000,000 shares authorized, 19,083,878 and 19,844,531 shares outstanding at December 31, 2016 and 2015, respectively	213	213
Additional paid-in capital	239,609	239,609
Retained earnings	402,810	361,153
Accumulated other comprehensive loss	(6,331)	(7,255)
Treasury stock	(86,031)	(57,423)
Total stockholders’ equity	550,270	536,297
Total liabilities and stockholders’ equity	$1,456,250	$1,525,074

AMERICAN RAILCAR INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts, unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2016	2015	2016	2015
Revenues:
Manufacturing (including revenues from affiliates of $21 and $837 for the three and twelve months ended December 31, 2016, respectively, and $52,114 and $269,563 for the same periods in 2015)	$114,888	$210,451	$429,774	$700,061
Railcar leasing	33,470	32,739	132,245	116,714
Railcar services (including revenues from affiliates of $5,605 and $26,781 for the three and twelve months ended December 31, 2016, respectively, and $6,692 and $24,880 for the same periods in 2015)	19,149	17,705	77,114	72,561
Total revenues	167,507	260,895	639,133	889,336
Cost of revenues:
Manufacturing	(97,366)	(165,756)	(360,755)	(539,136)
Other operating gain (loss)	4,685	—	(12,288)	—
Railcar leasing	(10,624)	(9,753)	(41,732)	(36,161)
Railcar services	(16,390)	(13,641)	(62,178)	(56,492)
Total cost of revenues	(119,695)	(189,150)	(476,953)	(631,789)
Gross profit	47,812	71,745	162,180	257,547
Selling, general and administrative	(10,506)	(10,102)	(32,343)	(30,866)
Net gains on disposition of leased railcars	47	—	272	25
Earnings from operations	37,353	61,643	130,109	226,706
Interest income (including income from related parties of $375 and $1,663 for the three and twelve months ended December 31, 2016, respectively, and $490 and $2,105 for the same periods in 2015)	425	509	1,785	2,164
Interest expense	(5,587)	(5,724)	(22,803)	(21,801)
Loss on debt extinguishment	—	—	—	(2,126)
Other income (loss)	127	(25)	185	(11)
Earnings from joint ventures	366	472	4,924	5,812
Earnings before income taxes	32,684	56,875	114,200	210,744
Income tax expense	(10,398)	(20,724)	(41,537)	(77,291)
Net earnings	$22,286	$36,151	$72,663	$133,453
Net earnings per common share—basic and diluted	$1.16	$1.82	$3.74	$6.39
Weighted average common shares outstanding—basic and diluted	19,186	19,848	19,439	20,883
Cash dividends declared per common share	$0.40	$0.40	$1.60	$1.60

AMERICAN RAILCAR INDUSTRIES, INC. AND SUBSIDIARIES
SEGMENT DATA
(In thousands, unaudited)

	Three Months Ended December 31, 2016
	Revenues
	External	Intersegment	Total	Earnings (Loss) from Operations
	(in thousands)
Manufacturing	$114,888	$30,978	$145,866	$21,285
Railcar leasing	33,470	—	33,470	19,852
Railcar services	19,149	72	19,221	2,057
Corporate	—	—	—	(6,651)
Eliminations	—	(31,050)	(31,050)	810
Total Consolidated	$167,507	$—	$167,507	$37,353

	Three Months Ended December 31, 2015
	Revenues
	External	Intersegment	Total	Earnings (Loss) from Operations
	(in thousands)
Manufacturing	$210,451	$5,434	$215,885	$45,647
Railcar leasing	32,739	—	32,739	19,976
Railcar services	17,705	1,098	18,803	3,694
Corporate	—	—	—	(6,835)
Eliminations	—	(6,532)	(6,532)	(839)
Total Consolidated	$260,895	$—	$260,895	$61,643

	Twelve Months Ended December 31, 2016
	Revenues
	External	Intersegment	Total	Earnings (Loss) from Operations
	(in thousands)
Manufacturing	$429,774	$95,159	$524,933	$56,736
Railcar leasing	132,245	—	132,245	79,084
Railcar services	77,114	1,807	78,921	11,421
Corporate	—	—	—	(18,249)
Eliminations	—	(96,966)	(96,966)	1,117
Total Consolidated	$639,133	$—	$639,133	$130,109

	Twelve Months Ended December 31, 2015
	Revenues
	External	Intersegment	Total	Earnings (Loss) from Operations
	(in thousands)
Manufacturing	$700,061	$319,399	$1,019,460	$240,891
Railcar leasing	116,714	—	116,714	70,344
Railcar services	72,561	1,936	74,497	13,898
Corporate	—	—	—	(18,779)
Eliminations	—	(321,335)	(321,335)	(79,648)
Total Consolidated	$889,336	$—	$889,336	$226,706

AMERICAN RAILCAR INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands, unaudited)

	For the Years Ended December 31,
	2016	2015
Operating activities:
Net earnings	$72,663	$133,453
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation	52,216	45,729
Amortization of deferred costs	506	393
(Gain) loss on disposal of property, plant, equipment and leased railcars	(63)	154
Earnings from joint ventures	(4,924)	(5,812)
Provision for deferred income taxes	30,139	61,644
Item related to investing activities:
Dividends received from short-term investments	(107)	—
Realized gains on short-term investments—available for sale securities	(73)	—
Item related to financing activities:
Loss on debt extinguishment	—	2,126
Changes in operating assets and liabilities:
Accounts receivable, net	(10,290)	4,465
Accounts receivable, due from affiliates	4,629	23,518
Income taxes receivable	1,244	30,899
Inventories, net	21,974	19,812
Prepaid expenses and other current assets	(2,553)	1,206
Accounts payable	(6,760)	(32,630)
Accounts payable, due to related parties	(1,225)	1,683
Accrued expenses and taxes	16,887	(19,105)
Other	6,240	(3,032)
Net cash provided by operating activities	180,503	264,503
Investing activities:
Purchases of property, plant and equipment	(23,068)	(36,614)
Grant Proceeds	75	—
Capital expenditures—leased railcars	(90,332)	(211,646)
Proceeds from the sale of property, plant, equipment and leased railcars	926	122
Purchase of short-term investments—available for sale securities	(8,750)	—
Proceeds from the sale of short-term investments—available for sale securities	504	—
Proceeds from repayments of loans and distributions from joint ventures	5,907	7,500
Net cash used in investing activities	(114,738)	(240,638)
Financing activities:
Repayments of short-term and long-term debt	(125,783)	(432,645)
Proceeds from short-term and long-term debt	—	725,306
Change in interest reserve related to long-term debt	204	(9,739)
Stock repurchases	(28,608)	(57,423)
Payment of common stock dividends	(31,006)	(33,243)
Debt issuance costs	(13)	(5,857)
Net cash provided by financing activities	(185,206)	186,399
Effect of exchange rate changes on cash and cash equivalents	(52)	(309)
(Decrease) increase in cash and cash equivalents	(119,493)	209,955
Cash and cash equivalents at beginning of year	298,064	88,109
Cash and cash equivalents at end of year	$178,571	$298,064

AMERICAN RAILCAR INDUSTRIES, INC. AND SUBSIDIARIES
RECONCILIATION OF NET EARNINGS TO EBITDA AND ADJUSTED EBITDA
(In thousands, unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2016	2015	2016	2015
Net earnings	$22,286	$36,151	$72,663	$133,453
Income tax expense	10,398	20,724	41,537	77,291
Interest expense	5,587	5,724	22,803	21,801
Loss on debt extinguishment	—	—	—	2,126
Interest income	(425)	(509)	(1,785)	(2,164)
Depreciation	13,487	12,544	52,216	45,729
EBITDA	$51,333	$74,634	$187,434	$278,236
Expense related to stock appreciation rights compensation	643	1,117	751	646
Other income on short-term investment activity	(180)	—	(180)	—
Adjusted EBITDA	$51,796	$75,751	$188,005	$278,882
EBITDA represents net earnings before income tax expense, interest expense (income), loss on debt extinguishment and depreciation of property, plant and equipment. The Company believes EBITDA is useful to investors in evaluating ARI’s operating performance compared to that of other companies in the same industry. In addition, ARI’s management uses EBITDA to evaluate operating performance. The calculation of EBITDA eliminates the effects of financing, income taxes and the accounting effects of capital spending. These items may vary for different companies for reasons unrelated to the overall operating performance of a company’s business. EBITDA is not a financial measure presented in accordance with U.S. generally accepted accounting principles (U.S. GAAP). Accordingly, when analyzing the Company’s operating performance, investors should not consider EBITDA in isolation or as a substitute for net earnings, cash flows provided by operating activities or other statement of operations or cash flow data prepared in accordance with U.S. GAAP. The calculation of EBITDA is not necessarily comparable to that of other similarly titled measures reported by other companies.
Adjusted EBITDA represents EBITDA before share-based compensation expense related to stock appreciation rights (SARs) and other income related to our short-term investments. Management believes that Adjusted EBITDA is useful to investors in evaluating the Company’s operating performance, and therefore uses Adjusted EBITDA for that purpose. The Company’s SARs, which settle in cash, are revalued each period based primarily upon changes in ARI’s stock price. Management believes that eliminating the expense associated with share-based compensation and income associated with short-term investments allows management and ARI’s investors to understand better the operating results independent of financial changes caused by the fluctuating price and value of the Company’s common stock and short-term investments. Adjusted EBITDA is not a financial measure presented in accordance with U.S. GAAP. Accordingly, when analyzing operating performance, investors should not consider Adjusted EBITDA in isolation or as a substitute for net earnings, cash flows provided by operating activities or other statements of operations or cash flow data prepared in accordance with U.S. GAAP. The Company’s calculation of Adjusted EBITDA is not necessarily comparable to that of other similarly titled measures reported by other companies.